Exhibit 10.2

BRAINTECH, Inc.

CONFIDENTIAL

Employment Agreement

THIS AGREEMENT dated the 12th day of August , 2008.

BETWEEN: Adil Shafi

 (the "EXECUTIVE")

AND:

BRAINTECH, INC.

("BRAINTECH")

WHEREAS:

A.       BRAINTECH is a robotic vision software technology company that is publicly traded on the NASD Over-The-Counter Bulletin Board;

B.       The business objectives for BRAINTECH include growing and diversifying its existing customer base, revenue generation, technology development, business development and market coverage.

C.       In order to achieve the business objectives BRAINTECH wishes to engage the EXECUTIVE to serve as Chief Operating Officer of Braintech and President of Braintech’s subsidiaries SHAFI, Inc. and SHAFI Innovation, Inc. on the terms and conditions set forth in this Agreement.

IN CONSIDERATION of the mutual promises contained herein, the parties agree as follows:

1.        EMPLOYMENT:  BRAINTECH, as of August 16, 2008, hereby employs EXECUTIVE to perform the duties and render the services customarily required for the position hereinafter set forth, and EXECUTIVE hereby accepts said employment and agrees faithfully to perform said duties and render said services, subject to the terms and conditions of this Agreement.

2.        TERM:  The EXECUTIVE employment with BRAINTECH is for a three year term and will continue as such thereafter, upon mutual written agreement between CEO and EXECUTVE, as provided in this Agreement.

3.        REPORTING: The EXECUTIVE shall report directly to BRAINTECH’s Chief Executive Officer (hereinafter referred to as the “CEO”).

4.       DUTIES:  The EXECUTIVE agrees to perform such duties as required for the position and carry out the policies, procedures and projects independently or as assigned by the CEO, including without limitation (but with the exception of legal and financial management roles):

(a)           Manage overall technology of combined company. In this role, EXECUTIVE shall manage the product lines and technical personnel of BRAINTECH and SHAFI, Inc. and SHAFI Innovation, Inc.  BRAINTECH’s Vancouver technical teams and a US based technical team comprised of current and new technical personnel will report to EXECUTIVE. In addition, EXECUTIVE shall define product and personnel direction, plan product development and manage testing and release of all future products including synergies between the combined product offerings. EXECUTIVE shall work closely with BRAINTECH’s market oriented sales teams. EXECUTIVE shall manage technical documentation, the technical training of and technical support to BRAINTECH’s employees, partners and customers. EXECUTIVE, shall transition to Houghton, MI on or about September 30, 2009.

(b)           Market access and business acceleration. In this role, EXECUTIVE shall use his market knowledge, contacts and business relationships, in cooperation with BRAINTECH’s sales teams, to create market access and business acceleration for BRAINTECH. This market access will be for all BRAINTECH vertical markets and shall leverage relationships with robot companies, vision companies, systems integrators, universities, and relevant industry organizations (e.g., associations and publishing entities).

(c)           Develop and enhance processes and practices needed to accomplish the company’s goals for doing business with Industrial End Users, Consumer End Users, Government End Users, System Integrators, Channel Partners and Robot Manufacturers. In this role, EXECUTIVE shall use his integrator development experience to create, in cooperation with BRAINTECH’s sales teams, a formal systems integrator program (called “BrainPower 1”) replete with paths for certification, exclusivity and continued loyalty through mutually incentivized initiatives. This integrator program will include classroom, hands on and web based training (both sales and technical), partner seminars, web based and linked promotion, BRAINTECH brand promotion, periodic sales reviews for BRAINTECH exclusive integrators and annual sales commitments.

(d)           Develop and commercialize enhanced product offering. In this role, EXECUTIVE shall further his responsibilities in Paragraph 4(a) above, to create a best of breed future product line from the combined products of BRAINTECH’s subsidiaries. Final decisions regarding the Company’s product line and branding will remain with CEO. Such planning shall be based on reliable and practical software engineering, primary market research, a competitive analysis of the marketplace, a capital budgeting process that justifies an acceptable return on investment and recommendation from BRAINTECH’s customer oriented sales teams. From this input, EXECUTIVE shall manage a judicious balance of technical resources for two equally important objectives: i) Product support, enhancement, training and field execution support of existing products for REPEAT EXISTING sales, and ii) Product development, testing, release, training and field execution support of new products for innovation leadership and competitively advantaged NEW FUTURE sales.

(e)           Hire, manage and direct employees as required to support the business objectives associated with all technical activities. In this role, EXECUTIVE shall, with approval from BRAINTECH’s CEO, hire, manage and direct employees as required and allowed by BRAINTECH’s cash flow to further the objectives listed in Paragraphs 4(a) through 4(d) above. This shall include the development of a formal training and continued Certification Program (called “BrainPower 2”) for Third Party, non–competitive Support Companies, Consultants, Writers in the trade press, for BRAINTECH’s product line. These resources shall be managed by EXECUTIVE to maximize BRAINTECH’s leverage and capacity to execute many projects reliably in the marketplace.

5.        BASE SALARY: BRAINTECH shall pay the EXECUTIVE, in consideration for the Services an annual base salary of US$180,000, which shall be increased by at least 10% at each anniversary of the EXECUTIVE’s employment and additional possible increase adjusted at the discretion of the CEO, based on performance above and beyond achieving certain milestones.

6.        SIGNING BONUS: Immediately upon execution of this Agreement, BRAINTECH shall pay the EXECUTIVE US$15,000 of his first month of annual base salary in advance [August 16 2008 to September 15, 2008], and pay the Executive the following amounts: August 30 $3,750, September 15 $3,750, September 30 $3,750 and thereafter biweekly payments of $7,500 over the remaining first year period until August 15, 2009 in by-weekly payroll periods with direct bank deposits.

7.        BONUS STOCK COMPENSATION:  The EXECUTIVE shall also be entitled to bonuses, based on achieving certain milestones, which will be provided in the form of issued restricted Common Stock (the “Bonus Stock”) of the Company and options to purchase Common Stock (the “Bonus Stock Options”) of the Company, in accordance with the Bonus Stock and Bonus Stock Option Incentive Plan (the “Bonus Plan”) approved by the Board of Directors on October 22, 2007.  The milestones and level of incentive compensation are detailed in the EXECUTIVE Bonus Securities Compensation Structure as set forth in Appendix I of this Agreement.

8.        BONUS CASH INCENTIVE: The EXECUTIVE is eligible to earn an annual cash bonus at each anniversary of the EXECUTIVE’s employment (the "Bonus").  EXECUTIVE'S Bonus shall not be less than 25% and not more than 50% of EXECUTIVE'S annual salary based upon the extent to which revenues goals of BRAINTECH are achieved.

9.        BENEFITS:   The EXECUTIVE shall be entitled to the following benefits:

(a)       Leave.  Thirty (30) days of paid leave per year.  This Leave may be used as vacation, personal leave or short-term sickness.  The (30) days of leave is vested immediately upon signed execution of the EXECUTIVE Employment Agreement;

(b)       Holidays.  Ten (10) paid holidays, which correspond with the US Federal Government Holidays;

(c)       Medical/Group Life Insurance.

i.        BRAINTECH shall both provide to the EXECUTIVE and pay the full premium for a comprehensive family health insurance policy provided under the Company’s existing family health and group life insurance plan. BRAINTECH shall pay for third party family health insurance utilized by EXECUTIVE until BRAINTECH’s formal health insurance policy becomes effective after start of EXECUTIVE employment.

ii.       BRAINTECH agrees to provide group life insurance and accidental death & dismemberment (AD&D) coverage in the amount of US$25,000 which amount is standard executive amount for company.

10.       EXPENSE REIMBURSEMENT: EXECUTIVE shall be entitled to a BRAINTECH company credit card for all reasonable expenses approved in advance by CEO, including travel and entertainment, incurred by EXECUTIVE in the performance of EXECUTIVE'S duties.  EXECUTIVE will maintain records and written receipt as required by the Company policy and reasonably requested by the CEO to substantiate such expenses.  All non credit card expenses approved in advance by CEO are to be reimbursed as soon as administratively practicable after submission.

11.       OTHER EXPENSE:  The EXECUTIVE shall be entitled to  reimbursement of following expenses:

(a)       Cell Phone/Data Services.  The EXECUTIVE shall be entitled to reimbursement of actual expenses incurred for cell phone and data services used to conduct business.

(b)       Professional Organizations Dues. The EXECUTIVE shall be entitled to attend and participate in pre-approved by CEO and appropriate professional meetings at the local, state, and national levels with the reasonable expenses for such attendance to be borne by BRAINTECH, including membership fees and dues. The EXECUTIVE may hold offices or accept responsibilities in these professional organizations provided that such responsibilities are applicable to the EXECUTIVE position or do not interfere with the performance of his duties as stated herein. Specifically, BRAINTECH will support EXECUTIVE travel and award cost for his Frost and Sullivan award in San Francisco on September 15, 2008 and allow EXECUTIVE to travel and practice 10 hours of teaching per month at Michigan Technological University. During such trips, EXECUTIVE shall also monitor progress of HubZone and 8(a) applications for SHAFI Innovation, Inc. in Houghton to enable BRAINTECH to win preferential and easier to obtain Government contracts.

12.       TERMINATION: Termination shall mean the cessation of EXECUTIVE employment by BRAINTECH (other than as a result of EXECUTIVE death or permanent disability) which is not promptly (within ten (10) business days) followed by re-employment of the EXECUTIVE by  BRAINTECH or any subsidiary of the Company.

(a)       “Good Cause” shall mean:

i.        the willful and continued failure by the EXECUTIVE to substantially perform his duties hereunder (other than due to incapacity from physical or mental illness);

ii.         gross misconduct which is or could  reasonably be expected to become materially injurious to BRAINTECH or its business or reputation, including, without limitation, fraud, or misappropriation of Company property or unauthorized disclosure and/or non-disclosure of confidential information; and

iii.      dishonesty resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company;

(b)       “Good Reason” shall mean:

i.        any material reduction of the duties or responsibilities of the EXECUTIVE or assignment of any duties inconsistent with EXECUTIVE position as Chief Operating  Officer; or

ii.       any material adverse change in EXECUTIVE compensation or employment benefits and failure by BRAINTECH, without EXECUTIVE consent, to pay to EXECUTIVE any portion of his earned compensation within ten (10) business days of the date such compensation is due or other breach by BRAINTECH of any of its obligations hereunder;

iii.      any material change in the Bonus Stock and Bonus Stock Option Incentive Plan which forms part of this Agreement;

iv.       any mandatory change in the geographic location of EXECUTIVE principal place of business without EXECUTIVE’s consent; or

v.        any requirement for the EXECUTIVE to relocate outside of the MI area without EXECUTIVE’s consent;

(c)       "Change in Control" shall mean the consummation of any of the following events:

i.        a sale, lease or disposition of all or substantially all of the assets of the Company, or

ii.       a sale, merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or

iii.      any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.

(d)       Termination By BRAINTECH. BRAINTECH may terminate the employment of the EXECUTIVE with 30 day notice for any reason.  In such event, the EXECUTIVE or the EXECUTIVE heirs will be entitled to all unpaid compensation and benefits, stocks and options earned (achieved milestones as of termination date) up to the termination date.   In the event BRAINTECH terminates EXECUTIVE’s employment for Good Cause, EXECUTIVE shall be entitled to keep all Bonus Stock for which the milestone conditions have been satisfied, free of all restrictions, escrows [after year of escrow for indemnification]or other conditions and to all Bonus Stock Options which are vested as of such time and such Bonus Stock Options may be exercised at any time within twenty-four (24) months of such termination.

(e)       Termination By The EXECUTIVE. The EXECUTIVE may terminate this Agreement for any reason by giving CEO 30 day’s prior written notice. The EXECUTIVE will be entitled to treat his employment as having been terminated by BRAINTECH without Good Cause in the event of any Good Reason, provided EXECUTIVE has given notice of such Good Reason event or condition to BRAINTECH and if such event or condition is capable of being cured, BRAINTECH has failed to do so within 30 business days after receipt of such notice.

(f)       Termination Due To Total Permanent Incapacity.  Notwithstanding any other provision in this Agreement, the Company may terminate the employment of the EXECUTIVE without notice in the event of total permanent disability or death of the EXECUTIVE. For the purposes of this section, “Total Permanent Disability” means any physical or mental incapacity, disease or affliction as determined by a legally qualified medical practitioner, which prevents the EXECUTIVE from performing his obligations as set out in this Agreement and which incapacity persists for a continuous period of six months or more.  This provision will also be subject to any duty to accommodate or human rights laws imposed by any government authority and which supersede any terms agreed to between the parties.

(g)       Severance Pay. In the event of a termination of this Agreement by the Company without Good Cause, due to Total Permanent Disability or due to the death of the EXECUTIVE, or by the EXECUTIVE for Good Reason, then the EXECUTIVE or the EXECUTIVE heirs will be entitled to:

i.        unpaid compensation and benefits described hereunder earned up to the termination date to be paid within 10 business days of termination; and

ii.       a lump sum payment (less all deductions required by law such as income taxes) equal to the remainder of the then Base Salary remaining in the three year employment term set out in paragraph 5 to be paid within 20 business days after the Termination Date.  The EXECUTIVE agrees that after the Termination Date, but prior to payment of the severance pay and any outstanding bonus monies called for herein, EXECUTIVE shall execute a release, in the form of a severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates.  EXECUTIVE understands and agrees that the payment of the severance pay and bonus called for by this paragraph are contingent on his execution of the previously described release of claims. For avoidance of doubt, if severance is paid to EXECUTIVE then non-compete will be effective.

(h)       Severance Pay Following a Change in Control.  In the event a Change in Control occurs and, within one (1) year thereafter, the employment of the EXECUTIVE is terminated by the Company for a reason other than for Good Cause or by the EXECUTIVE for Good Reason, then the Company shall pay to the EXECUTIVE severance pay herein.

(i)       Bonus Stock and Bonus Stock Option.  Despite anything to the contrary set out in The Bonus Stock and Bonus Stock Option Incentive Plan (Schedule “A”), in the event of termination of EXECUTIVE’s employment hereunder, other than by BRAINTECH for Good Cause or by EXECUTIVE without Good Reason:

i.        all restrictions, including escrow restrictions, satisfaction of milestones on Bonus Stock issued to the EXECUTIVE will cease and the EXECUTIVE will have clear title to the Bonus Stock subject to no further restrictions or contingencies, and

ii.       all Bonus Stock Options granted as of the date of termination will immediately vest in the EXECUTIVE (and all milestones shall be deemed satisfied), and may be exercised on any date between the date of termination and a date which is 36 months from the date of termination.

13.       CONFIDENTIALITY: The EXECUTIVE agrees to keep the terms and conditions of this Agreement confidential and BRAINTECH reserves the right to terminate the Agreement if the EXECUTIVE publicly discloses any of the terms and conditions contained herein without the specific written consent of BRAINTECH.  In consideration of the execution of this Agreement, the EXECUTIVE shall execute a Non-Competition Agreement in the form provided by BRAINTECH, with respect to, BRAINTECH, Inc., and any subsidiaries and affiliates thereof.

14.       BEST EFFORTS:   The EXECUTIVE will, at all times and full-time, faithfully, industriously and to the best of his ability, experience and talents, perform the Services provided herein or any other duties required of or from him or her pursuant to the express and implied terms set forth in this Agreement, to the reasonable satisfaction of BRAINTECH.

15.       AUTOMOTIVE SALES REVENUE and EXECUTIVE SALARY.

(a)       DEFINITION: Sales Revenue in which End User of project manufactures product(s) related to automobiles.

(b)       PURPOSE: For EXECUTIVE to receive as additional salary compensation for duration defined below for sales related to SHAFI products to Automotive customers.

(c)       DURATION: From the date of this Agreement through March 31, 2009 if there is no material adverse tax effect (as result of Buyer changing contemplated tax structure of transaction) to EXECUTIVE in Stock Purchase Acquisition by BRAINTECH of SHAFI, Inc. and SHAFI Innovation, Inc.; otherwise from the date of this Agreement through September 30, 2009.

(d)       MECHANISM: Net [of all costs] Automotive Revenue received and collected by Buyer related to SHAFI products disbursed to EXECUTIVE at the next biweekly payroll date as Automotive Salary Compensation.

16.       SEVERABILITY: Should any provision of this Agreement be declared or held void, unenforceable or illegal for any reason, such invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and the Agreement shall continue in full force and effect and be construed as if such Agreement had been executed without the void, unenforceable or illegal portion.

17.       SUCCESSORS; BINDING AGREEMENT:  BRAINTECH may require any successor;

(a)       whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of BRAINTECH to expressly assume and agree to perform this Agreement in the same manner and to the same extent that BRAINTECH would be required to perform it if no such succession had taken place.  BRAINTECH as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in paragraph 20 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)       This Agreement and all rights of the EXECUTIVE hereunder shall inure to the benefit of and be enforceable by the EXECUTIVE'S personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the EXECUTIVE should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

18.       GOVERNING LAW:   This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of Delaware, Province of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

19.       PARAGRAPH HEADINGS:  The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

20.       COMPLETE AGREEMENT:  This Agreement (including the Non-Disclosure and Confidentiality Agreement referenced herein) contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties.  The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representation including the execution and delivery of this Agreement except such representations as are specifically set forth in this Agreement and each of the parties acknowledges that [he or she] or it has relied on its own judgment in entering into this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON

THE 12th day of August, 2008.

BRAINTECH, Inc.

Per:

Frederick Weidinger, CEO

Per:

Adil Shafi, EXECUTIVE

Employment Agreement Appendix I

BONUS STOCK OPTION COMPENSATION STRUCTURE

This Employment Agreement Appendix I details the stock options the EXECUTIVE will be entitled to as described in paragraph 7 of the Employment Agreement between the EXECUTIVE and BRAINTECH dated August 12, 2008. Bonus Stock Option grants are subject to the terms and conditions of the Bonus Stock and Bonus Stock Option Incentive Plan, attached hereto as Schedule I.

MILESTONES

Each Milestone is comprised of Revenue and Non – Revenue Related Commitments. The achievement of each Revenue Related Commitment is contingent on the following five conditions (Revenue Related Conditions). A breach of any one of these Revenue Related Conditions and the failure to cure the same within 60 days thereafter shall void the requirement by EXECUTIVE to achieve his Revenue Related Commitment. These conditions will remain only as long as the Revenue Related Commitments for the below Milestones are in effect, unless modified through written mutual agreement between CEO and EXECUTIVE.

Revenue Related Condition 1: Direct Hiring : Hiring by BRAINTECH of Elsie White and Donna Burr on or about September 1, 2008. Each employee shall agree to employment offer and conditions thereof.  Donna will work out of the to-be-selected Detroit area office unless there exists a hardship agreed to by CEO.  Elsie White will travel when necessary but will track and monitor and assist with Government Sales from her home in Houghton, Michigan.

Revenue Related Condition 2: Regular Operational Execution Authority to EXECUTIVE : EXECUTIVE shall have direct operational authority for technical and sales functions (exception: the Chief Technology Officer and Chief Sales Officer shall report to CEO but have dotted line responsibility to EXECUTIVE but EXECUTIVE will have operational authority over each function).  EXECUTIVE shall have full authority to execute daily operational authority of business for the technology and sales of the BRAINTECH. Strategic directions of BRAINTECH in both respects shall be with agreement of CEO. EXECUTIVE will have authority to exercise disciplinary warnings and take necessary actions in order to direct technical and sales functions of the BRAINTECH. EXECUTIVE shall notify and obtain prior consent of CEO of such warnings and actions.

Revenue Related Condition 3: Employee Incentive for Revenue Related Goals  : EXECUTIVE to develop and prepare Bonus Securities (bonus stock and stock options) Compensation Plan to motivate and incent Braintech employees to achieve revenue commitments. Such Bonus Plan shall be subject to approval of CEO and the Compensation Committee of the Board of Directors of BRAINTECH. Compensation Plan will be part of Sales Plan due by September 30, 2008.

Revenue Related Condition 4: Organizational Hierarchy and Decisions: EXECUTIVE as Chief Operating Officer of BRAINTECH and President of SHAFI, Inc., and SHAFI Innovation, Inc. shall report directly to CEO for the duration of his three year Employment Agreement. EXECUTIVE to confer weekly or more frequently with CEO or upon CEO request.  EXECUTIVE shall be given daily operational authority regarding revenue and sales. Strategic sales decisions as well as marketing and financial sales (ROI) decisions shall be subject to consultation with and the consent of CEO.

Revenue Related Condition 5: Market Oriented Communications : CEO (or his designee) responsible for all Public Relations and Investor Relations of BRAINTECH.

Milestone 1:    500,000 Bonus Stock Compensation Options shall be earned as of the Quarter Ending Sepember 30, 2009, provided the following goals and commitments are achieved during such quarter:

Priced at Signing of Employment Agreement.

Cash Bonus at one year Anniversary of Employment Agreement as defined above.

Revenue Related Commitment : $1,750,000 in roll – up revenues from all products.

Non – Revenue Related Commitment :

•   Concept, develop and launch, in cooperation with Vice President of Sales and Chief Technology Officer of BRAINTECH, an enhanced product offering. Create a best of breed future product line from the combined products of BRAINTECH’s subsidiaries. Plan based on reliable and practical software engineering, primary market research, a competitive analysis of the marketplace, and BRAINTECH’s customer oriented sales teams.

•   Concept, develop and launch four enhanced products by September 30, 2009.

•   Assist Vice President of Sales of BRAINTECH to market, promote and quote these four products by September 30, 2009.

Milestone 2:    500,000 Bonus Stock Compensation Options shall be earned as of the Quarter Ending December 31, 2009, provided the following goals and commitments are achieved during such quarter:

Priced at Signing of Employment Agreement.

Revenue Related Commitment : $1,950,000 in roll – up revenues from all products.

Non – Revenue Related Commitment :

•   Manage a judicious balance of technical resources for two equally important objectives: i) Product support, enhancement, training and field execution support of existing products for repeat EXISTING sales, and ii) Product development, testing, release, training and field execution support of new products for innovation leadership and competitively advantaged NEW future sales.

•   Create training, documentation and certification for internal engineering teams for current products by December 31, 2009.

•   Create training, documentation and certification for internal engineering teams for four new products by December 31, 2009.

INCENTIVE BONUS SUMMARY

Milestones	Bonus Stock	Bonus Stock Options
Milestone 1:		500,000
Milestone 2:		500,000
Total		1,000,000